Exhibit 99.1

Sierra Income Corporation Announces New Board Member

NEW YORK, NY (October 2, 2014) – Sierra Income Corporation (“Sierra” or the “Company”) today announced that on October 1, 2014 at the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) unanimously approved the election of Oliver T. Kane to serve as an independent director of the Company. Mr. Kane will also serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee and will serve as a member of the Board until the Company’s 2016 Annual Meeting of Stockholders, at which time he is expected to stand for re-election.

On October 1, 2014, Spencer Neumann, a member of the Board of Sierra resigned from the Board effective immediately. Mr. Neumann has served as an independent director of the Company since February of 2012, and his term as a director was scheduled to expire at the Company’s 2016 Annual Meeting of Stockholders. Mr. Neumann’s decision to resign from the Board was not due to any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

“Spencer has been an excellent Board member for Sierra, contributing his valuable time, talent, and experience to help make Sierra successful” said Seth Taube, Sierra’s CEO.

About Sierra Income Corporation

Sierra is a non-traded Business Development Company (“BDC”) that invests primarily in first lien senior secured debt, second lien secured debt and, to a lesser extent, subordinated debt of middle market companies in a broad range of industries with annual revenue between $50 million and $1 billion. The Company’s investment objective is to generate current income, and to a lesser extent, long-term capital appreciation. Sierra’s investment activities are managed by its investment adviser, SIC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

About SIC Advisors LLC

SIC Advisors LLC is an affiliate of Medley LLC (“Medley”). Medley invests in middle market companies with $50 million to $1 billion in revenues through direct private lending and corporate credit investment strategies. Medley has in excess of $3.3 billion of investable capital in business development companies, Medley Capital Corporation (NYSE: MCC) and the Sierra Income Corporation, and private investment vehicles. Over the past 12 years, Medley has invested in excess of $4.4 billion to help over 260 companies grow across 35 industries in North America.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.

Media Contact:

Samuel Anderson

212-759-0777